EXHIBIT 99.1

Educational Development Corporation Announces Third Quarter and Year to Date Net Revenues

TULSA, Okla., Dec. 14, 2017 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”) (NASDAQ:EDUC) (http://www.edcpub.com) today reports unaudited third quarter and year to date net revenues for fiscal year 2018.

Randall White, CEO of Educational Development Corporation, announced that the Company had record net revenues of $38.7 million for the third quarter ending November 30, 2017, up 26% from the third quarter net revenues reported for the quarter ended November 30, 2016.  Net revenues for the nine months ended November 30, 2017, totaled approximately $89.8 million, up 13% from the same period last year.

Per Mr. White, "Over the past summer we implemented new technologies and automation in our warehouse distribution system that has doubled our daily shipping capacity.   As a result, our shipments during the third quarter were able to keep up with our incoming orders for the first time in several years.  Our record results for the quarter are a direct result of our increased shipping capacity and the growth of our consultant orders during the quarter, reflecting their increased confidence in our ability to ship orders timely over the holiday season.”

Mr. White continued, “I am very proud of the accomplishments of our employees over the last two years as we have moved facilities and more than doubled our shipments and workforce.  Growing this rapidly has challenged every one of us.  I am also humbled and appreciative in the confidence and loyalty that our consultants and customers have shown us by staying with us during this period of high growth when our shipping times were extended.  This is a clear statement of support for the quality of our products.  We believe we have the best books in the world!”

About Educational Development Corporation

EDC is a publishing company specializing in books for children. EDC is the sole American distributor of the UK-based Usborne Books and owns Kane Miller Books, specializing in children’s literature from around the world. EDC’s current catalog contains over 2,300 titles, with new additions semi-annually. Both Usborne and Kane Miller products are sold via retail outlets and by direct sales consultants nationally.

Contact:
            Educational Development Corporation
            Randall White, (918) 622-4522